Exhibit 10.1

May 14, 2019

Mr. Glen Goold
2818 Elsmore Street
Fairfax, VA 22031-1411

Dear Glen:

This letter sets forth certain changes to the letter agreement between you and USA Technologies, Inc. (“USAT”) dated January 19, 2019 (the “Letter”) pursuant to which you were appointed interim Chief Financial Officer (“CFO”) of USAT:

•	The date of June 30, 2019 appearing in the third bullet point of the Letter shall be extended until December 31, 2019;
•	The number of $105,000 appearing in the fourth bullet point of the Letter shall be increased to $200,000; and
•
In addition to the compensation currently set forth in the Letter, you shall earn a cash retention bonus in the amount of $100,000 if you shall continue to act as the interim CFO of USAT until December 31, 2019. The cash retention bonus would be paid by USAT to you as follows: $50,000 within ten days following your entering into this letter; and $50,000 within ten days after December 31, 2019. If you shall not have earned the retention bonus, you shall repay to USAT the $50,000 previously delivered to you within ten days of your ceasing to act as the interim CFO.

Except as specifically set forth above, all of the terms and conditions in the Letter shall not be amended or modified in any respect whatsoever and shall remain in full force and effect.

Please indicate your written acceptance by signing this letter where indicated below and returning it to me.

Sincerely,
USA Technologies, Inc.

By:/s/Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

Accepted and Agreed to:
/s/Glen Goold
Glen Goold

Dated: May 13, 2019